Exhibit 99.1

Avantair, Inc. Announces Fiscal Second Quarter 2008 Financial Results

Revenues Up 60% Year-Over-Year

~Company Continues to Improve Operating Expenses During the Quarter~

CLEARWATER, Fla. — February 14, 2008 — Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW), the only publicly traded stand-alone fractional operator and the sole provider of fractional shares in the Avanti P.180 aircraft, today announced financial results for its fiscal second quarter ended December 31, 2007.

Second Quarter Fiscal 2008 Highlights

•	Total revenues were $28.6 million, an approximate 60% increase over the prior year;

•	Fractional shares sold in the fiscal second quarter were 39.5 versus 37.5 at the end of the second quarter of fiscal 2007;

•	Revenue from maintenance and management fees increased approximately 53% year-over-year;

•	Despite increased fuel prices, second quarter flight operating expenses were on budget with forecasts;

•	Net loss decreased to $5.3 million from $6.6 million year-over-year; and,

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A delivery delay resulted in a slight decrease in fractional sales for December, affecting second quarter revenue. Unsold shares of the second quarter deliveries, included in inventory, resulted in the decrease in cash of $9.6 million.

Second Quarter Fiscal 2008 Financial Results

Total revenues for the second quarter of fiscal 2008 increased approximately 60% to $28.6 million, from $17.9 million in the second quarter of fiscal 2007.

Revenues from fractional aircraft shares sold increased approximately 50% to $10.6 million, from $7.1 million in the year-ago quarter. This reflects an increase of 40% in cumulative new aircraft shares sold to 590 at the end of the second quarter of fiscal 2008, from 421.5 in the same period last year. Price per aircraft share increased to $415,000 versus $405,000 a year ago. According to generally accepted accounting principles (“GAAP”), sales and the associated costs of fractional aircraft shares are amortized over 60 months.

Revenues from maintenance and management fees increased approximately 53% to $14.1 million for the second quarter of fiscal 2008, from $9.2 million in the second quarter of fiscal 2007, primarily reflecting the aforementioned increase in cumulative aircraft shares sold at December 31, 2007. Additionally, monthly management fees increased to $9,400 during the second quarter of fiscal 2008, compared to $8,900 in the year-ago period.

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Avantair, Inc.

Charter card revenue increased by 200% to $2.1 million for the second quarter of fiscal 2008, from $0.7 million in the second quarter of fiscal 2007, due to increased advertising and customer acceptance of the charter card program resulting in an increase in hours flown and a corresponding increase in charter card revenue. According to GAAP, charter card revenue is recognized based on when the Cardholder uses the hours purchased.

Demonstration and other revenues, which consist of charges for demonstration flights, fees for remarketing of used aircraft shares, and rent and fuel sales from the Company’s FBO operations, increased approximately 89% to $1.7 million for the quarter from $0.9 million in the year-ago period.

The cost of fractional aircraft shares sold increased to $8.9 million for the three months ended December 31, 2007, from $6.4 million for the same period last year, due to the previously discussed 40% increase in the cumulative number of fractional shares sold through December 31, 2007, over the prior year. Cost of flight operations for the second quarter of fiscal 2008, excluding fuel costs, were $13.4 million, or 47% of revenue, compared to $8.3 million, or 46% of revenue, for the second quarter of fiscal 2007. The increase is due to higher maintenance expenses and an increase in the number of pilots hired during the quarter in accordance with the Company’s plan.

Fuel expenses increased to $3.9 million for the quarter, compared to $2.4 million in the second quarter of fiscal 2007, attributable to the increased number of hours flown and the higher cost of fuel.

“We are pleased to report strong year-over-year increases in all our revenue streams, led by the more than 50% increase in fractional shares revenue,” commented Mr. Steven Santo, CEO of Avantair. “Furthermore, while cost of flight operations increased slightly as a percentage of revenue in the current quarter, they were basically flat with the prior period as we experienced significant reductions in charter and repositioning costs due to several initiatives implemented during the quarter. In addition, we purchased two additional core aircraft to help mitigate future repositioning costs to meet customer requests. We did experience a slight slowdown in share sales in late December, which we believe was partly due to market seasonality, broader economic challenges and the late delivery of aircraft at the end of the month. Nonetheless, fractional sales for our aircraft have increased in January over the prior month.”

G&A expenses for the second quarter of fiscal 2008 were $4.8 million, or 17% of revenue, compared to $5.6 million, or 31% of revenue, in the second quarter of fiscal 2007. The decrease is primarily due to a reduction in stock-based compensation expense of $2.3 million, partially off-set by an increase of fixed-based operation costs of $0.9 million, payroll taxes of $0.2 million, expenses related to being a public company of approximately $0.2 million, and other aircraft expenses of $0.2 million.

Depreciation and amortization was approximately $1.0 million versus approximately $0.2 million in the prior-year period due to a reclassification of assets from available for sale to fixed during the fourth quarter of fiscal 2007.

Selling expenses increased to $1.4 million for the three months ended December 31, 2007, from $1.0 million for the same year ago period primarily due to an increase in advertising expenses.

Avantair, Inc.

Loss from operations for the second quarter of fiscal 2008 decreased approximately 20% to $4.8 million from $6.0 million in the year-ago quarter. Net loss for the second quarter of fiscal 2008 was $5.3 million compared to a net loss of $6.6 million for the second quarter of fiscal 2007.

Mr. Santo continued, “Our outlook for the remainder of the year remains very positive. We plan to take delivery of 14 total planes in fiscal 2008, having received five of these aircraft in the fiscal second quarter. We also continue to aggressively pursue new fractional shareowners. Our charter card program remains a strong top-line contributor and, more importantly, enables us to reach new customers, introduce them to the aircraft and creates a source of potential future shareowners. In fact, in the first six months of fiscal 2008, we converted 20% of our charter card members to fractional shareowners.

“While we continue to closely monitor the broader economic condition and its potential effect on our business, our new lead generation and demo flights evidence continued strong demand, particularly as customers begin to explore more cost-efficient alternatives in private jet travel. We are focused on continuing to capitalize on this market opportunity, while improving operating efficiencies to position Avantair for long-term profitability,” Mr. Santo concluded.

Year To Date Fiscal 2008 Financial Results

For the six months ended December 31, 2007, total revenues increased approximately 57% to $54.3 million, from $34.7 million for the first six months of fiscal 2007.

Revenues from fractional aircraft shares sold increased approximately 41% to $20.5 million for the first six months of fiscal 2008, versus $14.5 million last year. Revenues from maintenance and management fees increased approximately 58% to $27.1 million for the first six months of fiscal 2008, from $17.2 million in the same year-ago period. Charter card revenue increased approximately 218% to $3.5 million for period, from $1.1 million in the prior year due to an increase in hours flown by customers using our card program. Demonstration and other revenues increased approximately 78% to $3.2 million for the first six months compared to $1.8 million in the year-ago period.

The cost of fractional aircraft shares sold increased to $17.0 million for the six months ended December 31, 2007, from $10.8 million for the same period last year, due to aforementioned 40% increase in the cumulative number of fractional shares sold through December 31, 2007. Cost of flight operations for the first half of fiscal 2008 were $25.5 million, exclusive of fuel, or 47% of total revenues compared to $16.0 million, or 46% of total revenues, for same year-ago period. The slight increase in cost of flight operations was primarily attributable to increased pilot cost as a result of the planned hiring of additional pilots. Fuel expenses increased to $7.6 million in the current quarter from $4.6 million, representing an increase in fuel cost of $3 million, which is attributable to the hours flown in addition to a significant increase in the price of fuel.

G&A expenses for the six months ended December 31, 2007, decreased to $9.4 million, or 17% of revenue, from $10.1 million, or 29% of revenue, in fiscal 2007. This decrease was primarily attributable to the reduction of $2.3 million dollars in stock-based compensation expense offset by an increase of $1.7 million in fixed-based operations both in Clearwater, Florida, and Camarillo, California, and other aircraft expenses of $0.1 million.

Avantair, Inc.

Selling expenses increased to $2.4 million, or 4% of total revenue, from $1.9 million, or 6% of total revenue in the prior year, due an increase in advertising expenses and commissions from increased sales.

Loss from operations for the first six months of fiscal 2008 was $9.3 million versus $9.0 million in same period in fiscal 2007. Net loss for the first half of fiscal 2008 decreased to $10.1 million from a net loss of $10.4 million in the prior year period.

Conference Call

Avantair will host a conference call to discuss financial results for its second quarter of fiscal 2008 and provide an update on business developments at 5:00 p.m. Eastern Time today. Investors may participate in the conference call by dialing 800-218-4007 (303-262-2190 for international callers). When prompted, ask for the “Avantair Inc. Fiscal Second Quarter 2008 Earnings Conference Call.” A telephonic replay of the conference call may be accessed approximately two hours after the call through February 21, 2008, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11108683#. The conference call will be simultaneously webcast and can be accessed by visiting the Investor section of our website at www.avantair.com. The webcast replay will be archived for twelve months.

About Avantair

Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. Headquartered in Clearwater, FL, the company is the sole North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only stand-alone fractional operator. The company currently manages a fleet of 39 fractional aircraft plus 7 core planes, with another 63 Piaggio Avanti IIs on order through 2012. It also has announced an order of 20 Embraer Phenom 100s. For more information about Avantair, please visit: www.avantair.com.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

Consolidated Balance Sheets

ASSETS

	December 31, 2007	June 30, 2007
CURRENT ASSETS
Cash and cash equivalents	$2,943,220	$12,577,468
Accounts receivable, net of allowance for doubtful accounts of $340,899 at December 31, 2007 and $460,377 at June 30, 2007	7,753,041	5,087,491
Inventory	490,957	579,517
Current portion of aircraft costs related to fractional sales	36,875,785	31,895,085
Current portion of notes receivable	1,213,711	1,015,163
Prepaid expenses and other current assets	363,303	378,394

Total current assets	49,640,017	51,533,118

AIRCRAFT COSTS RELATED TO FRACTIONAL SHARE SALES- net of current portion (includes unsold fractional share inventory)	98,152,781	74,870,704

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization of $7,400,419 at December 31, 2007 and $5,654,306 at June 30, 2007	25,159,049	15,380,698

OTHER ASSETS
Cash—restricted	2,529,552	2,942,983
Deposits	11,967,488	9,904,054
Deferred maintenance agreement	2,430,574	2,691,539
Notes receivable- net of current portion	766,986	1,327,552
Goodwill	1,141,159	1,141,159
Other assets	976,945	698,453

Total other assets	19,812,704	18,705,740

Total assets	$192,764,551	$160,490,260

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	December 31, 2007	June 30, 2007
CURRENT LIABILITIES
Accounts payable	$8,507,007	$5,765,189
Accrued liabilities	2,238,046	3,141,061
Customer deposits	507,421	612,500
Current portion of deferred revenue related to fractional aircraft share sales	43,879,282	38,058,547
Current portion of notes payable	10,770,269	4,412,288
Unearned management fee and charter card revenues	11,712,048	7,950,636

Total current liabilities	77,614,073	59,940,221

Notes payable, net of current portion	23,887,084	18,560,570
Deferred revenue related to fractional aircraft share sales, net of current portion	96,755,350	92,186,334
Other liabilities	2,454,781	1,762,159

Total long-term liabilities	123,097,215	112,509,063

Total liabilities	200,711,288	172,449,284

COMMITMENTS AND CONTINGENCIES

Preferred stock series “A” convertible, $.0001 par value, authorized 300,000 shares; 152,000 shares issued and outstanding	14,395,170	—

STOCKHOLDERS’ DEFICIT
Preferred stock, $.0001 par value, authorized 700,000 shares; none issued	—	—
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 15,220,817 shares issued and outstanding	1,522	1,522
Additional paid-in capital	45,846,935	46,124,857
Accumulated deficit	(68,190,364)	(58,085,403)

Total stockholders’ deficit	(22,341,907)	(11,959,024)

Total liabilities and stockholders’ deficit	$192,764,551	$160,490,260

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues
Fractional aircraft sold	$10,646,457	$7,051,298	$20,450,250	$14,544,106
Maintenance and management fees	14,148,217	9,218,257	27,122,813	17,247,335
Charter card revenue	2,123,003	690,019	3,524,086	1,081,539
Demonstration fees and other revenues	1,712,588	941,348	3,187,616	1,804,659

Total revenue	28,630,265	17,900,922	54,284,765	34,677,639

Operating Expenses
Cost of fractional aircraft shares sold	8,921,684	6,421,219	16,969,110	10,784,485
Cost of flight operations	13,389,081	8,306,025	25,486,596	15,946,910
Cost of fuel	3,915,240	2,392,199	7,606,661	4,603,820
General and administrative expenses including share based compensation of $115,920 and $231,275 for the three and six months ended 2007 and $2,542,400 for the three and six months ended 2006	4,819,886	5,569,384	9,352,942	10,131,336
Depreciation and amortization	984,673	177,990	1,746,113	366,099
Selling expenses	1,389,470	1,033,873	2,413,326	1,858,230

Total operating expenses	33,420,034	23,900,690	63,574,748	43,690,880

Loss from operations before interest	(4,789,769)	(5,999,768)	(9,289,983)	(9,013,241)

Other income (expenses)
Interest income	142,131	74,848	334,853	154,096
Interest expense	(664,625)	(670,201)	(1,149,831)	(1,514,333)

Total other expenses	(522,494)	(595,353)	(814,978)	(1,360,237)

Net loss	$(5,312,263)	$(6,595,121)	$(10,104,961)	$(10,373,478)
Preferred stock dividend	(157,600)	—	157,600	—
Accretion of converable preferred stock	(10,276)	—	(10,276)	—

net loss attributed to common stockholders	$(5,480,139)	$(6,595,121)	$(9,957,637)	$(10,373,478)

Loss per common share:
Basic and Diluted	$(0.35)	$(1.00)	$(0.66)	$(2.10)

Weighted-average common shares outstanding:
Basic and diluted	15,220,817	6,610,991	15,220,817	4,949,790

Avantair, Inc.

Contact:

Avantair, Inc.	The Piacente Group
John Waters, Chief Financial Officer	Brandi Piacente
727-538-7810 x.105	212-481-205
jwaters@avantair.com	brandi@thepiacentegroup.com

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